Jones Soda Co.
1000 1st Ave S, Suite 100
Seattle, WA 98134
T 206-624-3357
F 206-624-6857
www.jonessoda.com

December 1, 2011

Carrie Traner
[Address]

Re: Vice President of Finance

Dear Carrie,

I am pleased to offer you the position of Vice President of Finance, with an effective promotion date of December 1, 2011.

As a senior executive for the company, your success in the role of VP of Finance will be based on your ability to lead, inspire and develop your Jones Soda team through accountability, discipline and achieving great results. See job description for a list of complete responsibilities. We will draft and agree to a set of goals together but they will include reference to the following: Quality of our people; execution of business plan initiatives; structured planning for your team.

Your compensation will be as follows:

Salary: $126,000.00 per annum

Review Period: There will be a review after the first three months of your new position with reviews annually thereafter.

Bonus: Bonuses are set annually and follow the corporate bonus plan. Annual bonus for your position is set at 25% of base salary with the achievement of 100% of plan. There is an opportunity to achieve additional bonus dollars based on incremental achievement above plan. The corporate bonus plan is subject to approval by the Compensation and Governance Committee.

Your bonus for 2011 will be determined according to the bonus plan established for you in early 2011 as set forth on Attachment A to this letter.

Cell Phone Allowance: $150/month

Benefits: Medical, Dental, Vision

401(k): Eligible for the Company’s 401(k) plan

Vacation: 4 weeks per annum

Stock Options: Subject to approval by the Compensation and Governance Committee (the “Compensation Committee”), a stock option to purchase 70,000 shares of the Company common stock pursuant to the terms of the Company’s 2011 Incentive Plan (the “Plan”) at an exercise price equal to the closing price of the Company’s common stock (as reported on the Nasdaq Stock Market) on the date of grant (to be on or prior to the next meeting of the Compensation Committee), such stock option to have a term of ten years and to vest and become exercisable at the rate of 25% one year from the date of grant and an additional 1/48th each additional one-month period thereafter (subject to your continuous service with the Company). This stock option and any future stock options you may be granted are subject to the Plan (or any successor stock option plan under which such options are granted) as filed with the Securities and Exchange Commission and to approval by the Compensation Committee.

Severance: The Company realizes that there may be issues that are out of your control regarding ownership. Therefore, if the Company or its successor terminates your employment without Cause (as defined in the Plan) in connection with a Change of Control (as defined in the Plan), you will receive a lump sum severance payment equal to three months of your then current annual base salary, payable within two and one-half (2-1/2) months following your termination date.

Withholding: The Company may withhold (or cause to be withheld) from any payment or benefit provided in this letter any taxes that are required to be withheld under any applicable law.

Section 409A: The payments and benefits provided for in this letter are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to such payments and benefits, the parties intend that this letter (and such payments and benefits) shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A and the regulations, rulings and other guidance issued thereunder. Notwithstanding any other provision of this letter to the contrary, this letter shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of this letter to the contrary, with respect to any payments and benefits under this letter to which Section 409A applies, all references in this letter to termination of your employment are intended to mean your “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if you are treated as a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i), then to the extent necessary to avoid subjecting you to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this letter during the six-month period immediately following your separation from service shall not be paid to you during such period, but shall instead be accumulated and paid to you (or, in the event of your death, to your estate) in a lump sum on the first business day following the earlier of (a) the date that is six months after your separation from service or (b) your death.

You will be required, as a condition of your employment with Jones Soda Co., to sign the company’s Confidentiality Agreement. By signing this letter, you represent that you are not restricted by contractual commitments inconsistent with your obligations to Jones Soda Co. You are expected to abide by the Jones Soda employee handbook and policies during your term of employment with Jones Soda. You will also be required to sign, promote and enforce our Code of Conduct.

As with all Jones Soda employees, you will be employed “at will” meaning that either you or Jones Soda may terminate the employment relationship at any time for any lawful reason.

If you have any questions please give me a call at your convenience.

If you are in agreement with the above, please confirm below.

Sincerely, Jones Soda Co.	Confirmed and agreed:
Per:
/s/ William R. Meissner
William Meissner Chief Executive Officer	Per: /s/ Carrie L. Traner Carrie Traner

Attachment A

2011 BONUS PLAN

The 2011 Bonus Plan (the “Plan”) is a cash bonus plan for Carrie Traner. The performance period for the Plan is January 1, 2011 to December 31, 2011 (the “Performance Period”).

The Company’s Board of Directors (the “Board”) administers the Plan. The Board, in its sole discretion, determines the actual bonus (if any) payable pursuant to the Plan. The target bonus is equal to 25% of the participant’s actual 2011 base salary (the “Target Bonus”), resulting in a Target Bonus for Ms. Traner of $27,833.33.

Payout under the Plan will be determined as follows:

Fifty percent (50%) will be based on achievement of key performance criteria during the Performance Period and fifty percent (50%) will be based on the achievement of the three Company performance measures specified below during the Performance Period (the “Traner Corporate Performance Component”), as follows:

Performance Measure	Weighting
Key Performance Criteria	50	%
Revenue Growth	16.66	%
Gross Profit Growth	16.67	%
Combined Case Sales of New Products	16.67	%

The key performance criteria for Ms. Traner were developed by the Company’s Chief Executive Officer and then-serving Chief Financial Officer. Payout under this component will be determined by the Board, in consultation with the Chief Executive Officer. There is no minimum or maximum payout applicable to this component.

The specific targets for each of the measures under the Traner Corporate Performance Component will be as determined by the Board in its sole discretion. Achievement of 100% of the target for a measure under the Traner Corporate Performance Component will result in 100% payout for that measure. Achievement below 100% of the target for a measure under the O’Brien Corporate Performance Component will result in a reduction of the payout for that measure by 2% for each percentage point of underachievement.

General
The Board shall approve all payouts under the Plan. The Board may, in its sole discretion, make adjustments to the payouts under the Plan as a result of extraordinary events and/or conditions that either positively or negatively impact the Company’s performance.

Unless specifically provided otherwise in a written agreement between the Company and Ms. Traner, Ms. Traner must be continuously employed by the Company from January 1, 2011 through December 31, 2011 to be eligible for payment under the Plan. If Ms. Traner meets these eligibility requirements, she will be eligible to receive a bonus, even if she is not employed by the Company on the date the bonus payment is made. Payment of any bonus will be made as soon as practicable after the end of the Performance Period, but in any event will be made by March 15, 2012. Any bonus will be paid in cash in a single lump sum, subject to payroll taxes and tax withholding.

Any bonus that may become payable under the Plan will be paid solely from the general assets of the Company. Nothing in the Plan should be construed to create a trust or to establish or evidence any claim of any right to payment of a bonus other than as an unsecured general creditor with respect to any payment to which Ms. Traner may be entitled.

Ms. Traner will not have any claim to a bonus under the Plan, and the Board will have no obligation for uniformity of treatment of Ms. Traner with any other potential recipient of a bonus. Furthermore, nothing in the Plan will be deemed to limit in any way the Board’s full discretion to determine whether to grant any bonus hereunder.

The Board reserves the right to unilaterally amend, modify or terminate the Plan at any time, including amending the Plan as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.